Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-198205) of Live Ventures Incorporated of our report dated April 13, 2020 with respect to the consolidated financial statements of Lonesome Oak Trading Co., Inc., as of December 28, 2019, and the related notes, which report appears in the Current Report on Form 8-K/A of Live Ventures Incorporated dated April 16, 2020.

/s/ WSRP, LLC

Salt Lake City, Utah

April 16, 2020